NEWS RELEASE

The Hartford Announces Second Quarter 2022 Financial Results
Board Authorized New $3.0 Billion Share Repurchase Program

•Second quarter 2022 net income available to common stockholders of $437 million ($1.32 per diluted share) compared with $900 million ($2.51 per diluted share) in the 2021 period, and core earnings* of $714 million ($2.15 core earnings per diluted share*) compared with $836 million ($2.33 core earnings per diluted share) in the 2021 period.
•Net income ROE for the trailing 12 months of 13.1% and core earnings ROE* for the same period of 14.0%.
•Property & Casualty (P&C) written premiums rose 10% in second quarter 2022, driven by Commercial Lines premium growth of 14% with increases in all three businesses.
•Commercial Lines second quarter combined ratio of 87.3 improved 1.6 points, and the underlying combined ratio* of 88.1 improved 1.3 points, compared with the prior year quarter.
•Group Benefits net income margin was 6.6% while the core earnings margin* was 9.8%.
•During the quarter, The Hartford returned $577 million to stockholders, including $450 million of shares repurchased and $127 million in common stockholder dividends paid. Share repurchases from July 1 to July 27, 2022, totaled $107 million.
•Board of Directors authorized a new $3.0 billion share repurchase program, effective from Aug. 1, 2022, through the end of 2024.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., July 28, 2022 – The Hartford (NYSE: HIG) today announced financial results for the quarter ended June 30, 2022.

“The Hartford delivered another quarter of excellent financial performance with a 12-month core earnings ROE of 14.0%. Results reflect premium growth and margin expansion in Commercial Lines, a 9.8% core earnings margin in Group Benefits and a significant contribution from partnership investment returns,” said Chairman and CEO Christopher Swift.

President Doug Elliot added, “The Hartford’s Property and Casualty business sustained strong performance through the second quarter. In Commercial Lines, underwriting results were excellent, highlighted by a combined ratio of 87.3 and our fifth consecutive quarter of double-digit top-line growth. Commercial Lines pricing is still exceeding loss trends across most product lines. In Personal Lines, our Prevail rollout advances and we continue to respond to inflation pressures with pricing actions. Overall, I am pleased with our Property and Casualty first half performance and believe we are very well positioned to effectively compete in the market.”

Swift said, “Continued execution on our strategic priorities has established The Hartford as a consistent performer committed to optimizing returns. In the first half of 2022, we returned $1.1 billion of capital to shareholders and are pleased to announce a new share repurchase authorization of $3.0 billion through 2024. Through profitable growth, investments in our business and prudent capital management we are generating superior returns and delivering on our financial objectives to maximize value creation for all stakeholders.”

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Jun 30 2022	Jun 30 2021	Change
Net income available to common stockholders	$437	$900	(51)%
Net income available to common stockholders per diluted share[1]	$1.32	$2.51	(47)%

Core earnings[2]	$714	$836	(15)%
Core earnings per diluted share[2]	$2.15	$2.33	(8)%

Book value per diluted share	$42.21	$50.62	(17)%
Book value per diluted share (ex. AOCI)[2]	$52.12	$49.01	6%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	13.1%	12.3%	0.8
Core earnings ROE2,[3], last 12-months	14.0%	13.1%	0.9
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Second quarter 2022 net income available to common stockholders was $437 million, or $1.32 per diluted share, compared with $900 million in second quarter 2021, primarily due to a $485 million, before tax, change from net realized gains to net realized losses.
Second quarter 2022 core earnings of $714 million, or $2.15 per diluted share, compared with $836 million of core earnings in second quarter 2021. Contributing to the results were:
•An increase in earnings generated by 8% growth in P&C earned premium and a 7% increase in Group Benefits fully insured ongoing premium.
•Lower excess mortality losses in group life primarily caused by direct and indirect impacts of the COVID-19 pandemic, with a $5 million, before tax, benefit in second quarter 2022, compared with $25 million, before tax, of excess mortality losses in second quarter 2021.
•A lower Commercial Lines loss and loss adjustment expense ratio of 55.3% compared with 56.6% in second quarter 2021. Underlying loss and loss adjustment expense ratio* improved 1.0 point, to 56.1%, in second quarter 2022 from 57.1% in second quarter 2021, including significant improvement in Global Specialty lines.
•P&C current accident year (CAY) catastrophe (CAT) losses of $123 million, before tax, in second quarter 2022, compared with $128 million in second quarter 2021.
•Net favorable P&C prior accident year development (PYD) in core earnings of $58 million, before tax, in second quarter 2022, compared with net favorable PYD of $188 million in second quarter 2021. Among other changes, net favorable PYD in second quarter 2022 primarily included reserve reductions in workers' compensation and prior year CATs, partially offset by reserve increases in general liability.
•Net investment income of $541 million, before tax, including a 17.3% annualized return on limited partnerships and other alternative investments (LPs), compared with $581 million, including a 32.5% annualized return on LPs, in second quarter 2021, with the decrease primarily driven by the lower income from LPs. LP income was $158 million, before tax, in second quarter 2022 driven by valuation increases on real estate funds, strong private equity fund returns, and sales of underlying real estate properties.
•An increase in insurance operating costs and other expenses, primarily driven by higher technology and volume-related staffing costs, partially offset by incremental savings from the Hartford Next program.
•Personal Lines loss and loss adjustment expense ratio of 73.4% compared with 59.3% in second quarter 2021. Underlying loss and loss adjustment expense ratio* of 65.7% in second quarter 2022 compared with 60.6% in second quarter 2021, with the increase due to higher auto claim severity and, to a lesser extent, higher non-CAT property losses.
•An increase in the group disability loss ratio primarily reflecting a lower New York Paid Family Leave risk adjustment benefit, with $10 million, before tax, recorded in the three-month period ended June 30, 2022, compared with $22 million in second quarter 2021.
•A decrease in Hartford Funds core earnings largely driven by lower assets under management.
June 30, 2022, book value per diluted share of $42.21 decreased 17.8%, from $51.36 at Dec. 31, 2021, principally due to a change from net unrealized gains to net unrealized losses on investments within AOCI as a result of an increase in interest rates and wider credit spreads.
Book value per diluted share (excluding AOCI)* of $52.12 as of June 30, 2022, increased from $50.86 at Dec. 31, 2021, as the impact from net income in excess of stockholder dividends through June 30, 2022, was partially offset by the dilutive effect of share repurchases.
Through June 30, 2022, The Hartford returned approximately $1.1 billion to stockholders, consisting of $850 of stock repurchases and $257 million in common stockholder dividends paid.
Net income available to common stockholders' ROE (net income ROE) was 13.1% for the twelve-month period ending June 30, 2022.
Core earnings ROE for the twelve-month period ending June 30, 2022, was 14.0%, an increase of 0.9 points from second quarter 2021 due to higher trailing 12-month core earnings, partially offset by higher average common stockholder's equity excluding AOCI.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2022	Jun 30 2021	Change
Net income	$389	$569	(32%)
Core earnings	$544	$560	(3%)
Written premiums	$2,836	$2,494	14%
Underwriting gain[1]	$333	$261	28%
Underlying underwriting gain[1]	$312	$249	25%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.1	57.1	(1.0)
Current accident year catastrophes	2.6	4.0	(1.4)
Favorable prior accident year development	(3.4)	(4.5)	1.1
Expenses	31.7	32.0	(0.3)
Policyholder dividends	0.3	0.3	—
Combined ratio	87.3	88.9	(1.6)
Impact of catastrophes and PYD on combined ratio	0.8	0.5	0.3
Underlying combined ratio[1]	88.1	89.4	(1.3)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Second quarter 2022 net income of $389 million compared with net income of $569 million in second quarter 2021, principally due to a change from net realized gains to net realized losses.
Commercial Lines core earnings of $544 million in second quarter 2022 compared with $560 million in second quarter 2021. Contributing to the results were:
•A 12% growth in earned premium.
•An improvement in the underlying loss and loss adjustment expense ratio* of 1.0 points, to 56.1%, in second quarter 2022 including significant improvement in Global Specialty lines.
•CAY CAT losses of $67 million, before tax, in second quarter 2022 compared with $93 million in second quarter 2021
•Favorable PYD within core earnings of $88 million, before tax, in second quarter 2022, compared with $144 million of favorable PYD within core earnings in second quarter 2021. The $88 million of net favorable PYD in second quarter 2022 primarily included reserve decreases in workers’ compensation, prior year CATs, package business, and professional liability, partially offset by reserve increases in auto liability.
•An increase in underwriting expenses, primarily driven by higher technology and volume-related staffing costs, partially offset by incremental savings from the Hartford Next program.
•Net investment income of $356 million before, tax, compared with $382 million in second quarter 2021, primarily driven by lower returns on LP investments.
Combined ratio was 87.3 in second quarter 2022, 1.6 points lower than 88.9 in second quarter 2021, primarily due to 1.4 points of lower CAY CAT losses and a 1.3 point improvement in the underlying combined ratio which was partially offset by a 1.1 point decrease in net favorable PYD. Underlying combined ratio was 88.1, an improvement of 1.3 points from second quarter

2021, primarily due to a 1.0 point decrease in the underlying loss and loss adjustment expense ratio and a 0.3 point decrease in the expense ratio. The improvement in the underlying combined ratio in Commercial Lines was driven by earned pricing exceeding loss cost increases, primarily in Global Specialty.
•Small Commercial combined ratio of 85.2 compared with 83.6 in second quarter 2021. Underlying combined ratio of 86.9 was relatively flat from 87.0 in second quarter 2021 as a lower loss ratio for general liability and lower non-CAT property losses were offset by a higher expense ratio, driven by a doubtful accounts reserve release in second quarter of 2021 and higher performance-based commissions.
•Middle & Large Commercial combined ratio of 95.6 compared with 92.9 in second quarter 2021. Underlying combined ratio of 92.9 compared with 91.5 in second quarter 2021 primarily due to a single large non-CAT property loss of approximately 2.0 points.
•Global Specialty combined ratio of 85.0 compared with 91.9 in second quarter 2021. Underlying combined ratio of 83.1 improved by 7.2 points from second quarter 2021 primarily due to a lower expense ratio and lower loss ratios in international and U.S. wholesale lines of business.
The decrease in the expense ratio was driven by the impact of higher earned premium and incremental savings from the Hartford Next program, partially offset by higher technology and staffing costs and higher performance-based commissions.
Second quarter 2022 written premiums of $2.8 billion were up 14% from second quarter 2021, reflecting higher new business in Small Commercial, higher policy count retention in Small Commercial and Middle Market, the effect of renewal written price increases across all lines and higher audit and endorsement premiums in Small Commercial from a larger exposure base, including higher payrolls, partially offset by a decrease in new business in Middle Market and Global Specialty.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2022	Jun 30 2021	Change
Net income	$6	$118	(95%)
Core earnings	$21	$113	(81%)
Written premiums	$756	$760	(1)%
Underwriting gain (loss)	$(13)	$96	NM
Underlying underwriting gain	$43	$87	(51%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	65.7	60.6	5.1
Current accident year catastrophes	7.7	4.7	3.0
Unfavorable (favorable) prior accident year development	0.0	(6.0)	6.0
Expenses	28.4	27.6	0.8
Combined ratio	101.8	87.0	14.8
Impact of catastrophes and PYD on combined ratio	(7.7)	1.3	(9.0)
Underlying combined ratio	94.1	88.2	5.9
Net income of $6 million in second quarter 2022 compared with $118 million in second quarter 2021 largely driven by a decrease in underwriting results, a change from net realized gains to net realized losses, and a decrease in net investment income.
Personal Lines core earnings of $21 million compared with $113 million in second quarter 2021. Contributing to the results were:
•Underlying underwriting gain of $43 million compared with a gain of $87 million in second quarter 2021, largely due to an increase in auto claim severity and, to a lesser extent, higher non-CAT property losses.
•No PYD in second quarter of 2022 compared with $44 million of favorable PYD in second quarter 2021.
•CAY CAT losses of $56 million, before tax, in second quarter 2022 compared with $35 million in second quarter 2021.
•Net investment income, of $35 million, before tax, in second quarter 2022 compared with $40 million in second quarter 2021, largely driven by lower returns on LPs.
Combined ratio of 101.8 in second quarter 2022, compared with 87.0 in second quarter 2021, primarily due to less favorable PYD, an increase in CAY losses before CATs, a higher CAY CAT ratio and a higher expense ratio. Underlying combined ratio of 94.1 compared with 88.2 in second quarter 2021, primarily due to an increase in CAY losses before CATs in auto and homeowners, and a 0.8 point increase in the expense ratio.
•Auto combined ratio of 101.2 compared with 89.2 in second quarter 2021. The underlying combined ratio of 100.0 increased from 92.1 in second quarter 2021, primarily due to an increase in auto severity and a modestly higher expense ratio, partially offset by an increase in earned pricing.
•Homeowners combined ratio of 103.1 compared with 82.0 in second quarter 2021. The underlying combined ratio of 82.0 was up from 79.2 in second quarter 2021, as an increase in non-CAT loss cost severity and higher weather claim frequency was largely offset by earned pricing increases.
The increase in the expense ratio to 28.4 was driven by higher technology costs and the effect of a decline in earned premium, partially offset by incremental savings from the Hartford Next program.

Written premiums in second quarter 2022 were $756 million compared with $760 million in second quarter 2021 with:
•Higher renewal written price increases in auto and homeowners in response to recent increases in loss cost trends.
•An increase in new business in both auto and homeowners.
•A modest decline in auto and homeowners policy count retention, though flat sequentially.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2022	Jun 30 2021	Change
Net income	$104	$170	(39)%
Core earnings	$161	$149	8%
Fully insured ongoing premiums (ex. buyout premiums)	$1,469	$1,378	7%
Loss ratio	70.2%	71.4%	(1.2)
Expense ratio	25.2%	25.1%	0.1
Net income margin	6.6%	10.7%	(4.1)
Core earnings margin	9.8%	9.5%	0.3
Net income of $104 million in second quarter 2022 compared with $170 million in second quarter 2021, largely driven by a change from net realized gains to net realized losses.
Core earnings were $161 million, increasing from $149 million in second quarter 2021, largely driven by a reduction in excess mortality losses and earnings generated by 7% growth in fully insured ongoing premiums, partially offset by a higher disability loss ratio, higher insurance operating expenses and a decrease in net investment income.
Fully insured ongoing premiums were up 7% compared with second quarter 2021, driven by an increase in exposure on existing accounts as well as strong persistency and sales. Fully insured ongoing sales were $204 million in second quarter 2022, up 106%, with increases in both group disability and group life.
Loss ratio of 70.2% decreased 1.2 points from second quarter 2021, driven by a 4.7 point decrease in group life, partially offset by a higher group disability loss ratio:
•Group life loss ratio of 78.9% improved 4.7 points, primarily due to a $5 million, before tax, or 0.8 point benefit, from excess mortality in second quarter 2022 compared with $25 million, before tax, or 4.1 points, of excess mortality losses in second quarter 2021. The $5 million benefit in the second quarter of 2022 included $19 million of losses with dates of loss in the second quarter and $24 million of favorable prior quarter development. The $25 million in second quarter 2021 primarily included $88 million related to claims with dates of loss in second quarter 2021 and a $63 million decrease related to prior quarters.
•Group disability loss ratio of 66.3% compared with 64.2% in second quarter 2021, primarily due to a lower New York Paid Family Leave risk adjustment benefit with $10 million, before tax, recorded in the three-month period ended June 30, 2022, compared with $22 million recorded in second quarter 2021.

•Expense ratio of 25.2% increased 0.1 points from second quarter 2021, primarily driven by an increase in claims staffing and technology costs, largely offset by incremental expense savings from the Hartford Next operational transformation and cost reduction program, and higher earned premiums.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2022	Jun 30 2021	Change
Net income	$34	$52	(35)%
Core earnings	$44	$51	(14)%
Daily average Hartford Funds AUM	$136,841	$150,527	(9)%
Mutual Funds and exchange-traded funds (ETF) net flows	$(2,011)	$2,440	(182)%
Total Hartford Funds assets under management (AUM)	$127,398	$153,793	(17)%
Net income of $34 million in second quarter 2022, compared with $52 million in second quarter 2021, primarily due to a change from net realized gains to net realized losses related to investments in funds seeded by the company.
Core earnings of $44 million compared with $51 million in second quarter 2021, as lower fee income due to a reduction in average AUM was partially offset by lower variable expenses.
Daily average AUM of $137 billion in second quarter 2022 declined 9% from second quarter 2021 driven by decreases in market values and, to a lesser extent, net outflows over the preceding twelve months.
Mutual fund and ETF net outflows totaled $2.0 billion in second quarter 2022, compared with net inflows of $2.4 billion in second quarter 2021.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2022	Jun 30 2021	Change
Net loss	$(71)	$(21)	NM
Net loss available to common stockholders	$(76)	$(26)	(192)%
Core loss	$(43)	$(52)	17%
Other revenue (loss)	$0	$(2)	NM
Net investment income, before tax	$3	$3	—%
Interest expense and preferred dividends, before tax	$56	$62	(10)%
Net loss available to common stockholders of $76 million in second quarter 2022 compared with a net loss available to common stockholders of $26 million in second quarter 2021, primarily driven by a change from net realized gains in the 2021 period to net realized losses in second quarter 2022, and a loss on extinguishment of debt in second quarter 2022, partially offset by nonrecurring M&A costs incurred in the 2021 period.
Second quarter 2022 core loss of $43 million compared with a second quarter 2021 core loss of $52 million primarily due to lower interest expense and a loss in the 2021 period on the previously owned investment in Talcott Resolution.
INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Jun 30 2022	Jun 30 2021	Change
Net investment income, before tax	$541	$581	(7%)
Annualized investment yield, before tax	3.9%	4.4%	(0.5)
Annualized investment yield, before tax, excluding LPs*	3.0%	3.1%	(0.1)
Annualized LP yield, before tax	17.3%	32.5%	(15.2)
Annualized investment yield, after tax	3.2%	3.6%	(0.4)
Second quarter 2022 consolidated net investment income of $541 million compared with $581 million in second quarter 2021. Second quarter 2022 benefited from $158 million, before tax, or a 17% annualized return, on LPs, while second quarter of 2021 benefited from $191 million of LP income, or a 33% annualized return.
The lower contribution from LPs in this year's second quarter was driven by lower returns on private equity funds, partially offset by greater income from real estate partnerships in the 2022 period due to higher real estate fund valuations and income from sales of underlying real estate properties. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.
Total invested assets of $52.4 billion decreased 9% from Dec. 31, 2021, primarily due to a decrease in valuations of fixed maturities driven by higher interest rates and wider credit spreads. The decrease in fair value of fixed maturities was partially offset by an increase in other asset classes, including mortgage loans and LPs with the increase in LP’s primarily driven by increased valuations and additional investments.

CONFERENCE CALL
The Hartford will discuss its second quarter 2022 financial results on a webcast at 9:00 a.m. EDT on Friday, July 29, 2022. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2022, and the second quarter 2022 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,615	$726	$—	$1,469	$—	$—	$4,810
Fee income	10	7	—	48	263	13	341
Net investment income	356	35	16	130	1	3	541
Other revenue	—	19	—	—	—	—	19
Net realized losses	(198)	(18)	(9)	(70)	(13)	(30)	(338)
Total revenues	2,783	769	7	1,577	251	(14)	5,373
Benefits, losses, and loss adjustment expenses	1,446	533	30	1,065	—	2	3,076
Amortization of DAC	385	56	—	9	3	—	453
Insurance operating costs and other expenses	455	173	2	365	204	23	1,222
Restructuring and other costs	—	—	—	—	—	2	2
Interest expense	—	—	—	—	—	51	51
Amortization of other intangible assets	7	—	—	10	—	—	17
Total benefits, losses and expenses	2,293	762	32	1,449	207	78	4,821
Income (loss) before income taxes	490	7	(25)	128	44	(92)	552
Income tax expense (benefit)	101	1	(5)	24	10	(21)	110
Net income (loss)	389	6	(20)	104	34	(71)	442
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	389	6	(20)	104	34	(76)	437
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized losses, excluded from core earnings, before tax	194	19	9	70	13	31	336
Loss on extinguishment of debt, before tax	—	—	—	—	—	9	9
Restructuring and other costs, before tax						2	2
Integration and other non-recurring M&A costs, before tax	4	—	—	2	—	—	6
Income tax benefit	(43)	(4)	(2)	(15)	(3)	(9)	(76)
Core earnings (losses)	$544	$21	$(13)	161	44	(43)	$714

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,344	$738	$—	$1,378	$—	$—	$4,460
Fee income	8	8	—	49	296	14	375
Net investment income	382	40	20	136	—	3	581
Other revenue (loss)	7	21	—	—	—	(2)	26
Net realized gains	47	6	3	28	2	61	147
Total revenues	2,788	813	23	1,591	298	76	5,589
Benefits, losses, and loss adjustment expenses	1,327	438	—	1,019	—	2	2,786
Amortization of DAC	346	58	—	10	3	—	417
Insurance operating costs and other expenses	417	170	2	340	228	45	1,202
Interest expense	—	—	—	—	—	57	57
Amortization of other intangible assets	7	—	—	10	—	—	17
Total benefits, losses and expenses	2,097	666	2	1,379	231	104	4,479
Income (loss) before income taxes	691	147	21	212	67	(28)	1,110
Income tax expense (benefit)	122	29	4	42	15	(7)	205
Net income (loss)	569	118	17	170	52	(21)	905
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	569	118	17	170	52	(26)	900
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized gains, excluded from core earnings, before tax	(47)	(6)	(3)	(28)	(2)	(62)	(148)
Change in deferred gain on retroactive reinsurance, before tax	39	—	—	—	—	—	39
Integration and other non-recurring M&A costs, before tax	4	—	—	2	—	30	36
Income tax expense (benefit)	(5)	1	1	5	1	6	9
Core earnings (losses)	$560	$113	$15	$149	$51	$(52)	$836

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2022, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure. A reconciliation of the annualized investment yield, before tax, to annualized investment yield excluding limited partnerships and other alternatives investments, before tax, for the quarterly periods ended June 30, 2022 and 2021 is provided in the table below.

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Jun 30 2022	Jun 30 2021	Jun 30 2022	Jun 30 2021
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	3.9%	4.4%	3.9%	4.5%	4.4%	4.7%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.9)%	(1.3)%	(1.0)%	(1.4)%	(1.0)%	(1.2)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.0%	3.1%	2.9%	3.1%	3.4%	3.5%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Jun 30 2022	Jun 30 2021	Change
Book value per diluted share	$42.21	$50.62	(17%)
Per diluted share impact of AOCI	$9.91	$(1.61)	NM
Book value per diluted share (excluding AOCI)	$52.12	$49.01	6%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Some realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended June 30, 2022 and 2021, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2022.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2022 and 2021, is set forth below.

	Three Months Ended
Margin	Jun 30 2022	Jun 30 2021	Change
Net income margin	6.6%	10.7%	(4.1)
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses (gains) excluded from core earnings, before tax	4.1%	(1.7)%	5.8
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%	—
Income tax expense (benefit)	(1.0)%	0.4%	(1.4)
Core earnings margin	9.8%	9.5%	0.3

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended June 30, 2022 and 2021 is provided in the table below.

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.32	$2.51	(47)%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per diluted share:
Net realized losses (gains), excluded from core earnings, before tax	1.01	(0.41)	NM
Restructuring and other costs, before tax	0.01	—	NM
Loss on extinguishment of debt, before tax	0.03	—	NM
Integration and other non-recurring M&A costs, before tax	0.02	0.10	(80)%
Change in deferred gain on retroactive reinsurance, before tax	—	0.11	(100)%
Income tax expense (benefit) on items excluded from core earnings	(0.24)	0.02	NM
Core earnings per diluted share	$2.15	$2.33	(8)%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Jun 30 2022	Jun 30 2021
Net income (loss) available to common stockholders ROE	13.1%	12.3%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE:
Net realized losses (gains) excluded from core earnings, before tax	1.3%	(1.9)%
Restructuring and other costs, before tax	—%	0.7%
Loss on extinguishment of debt, before tax	0.1%	—%
Integration and other non-recurring M&A costs, before tax	0.2%	0.4%
Change in deferred gain on retroactive reinsurance, before tax	1.3%	1.6%
Income tax expense (benefit) on items not included in core earnings	(0.6)%	(0.3)%
Impact of AOCI, excluded from core earnings ROE	(1.4)%	0.3%
Core earnings ROE	14.0%	13.1%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"

SMALL COMMERCIAL

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Change
Combined ratio	85.2	83.6	1.6
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.0)	(3.8)	0.8
Prior accident year development	4.7	7.2	(2.5)
Underlying combined ratio	86.9	87.0	(0.1)

MIDDLE & LARGE COMMERCIAL

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Change
Combined ratio	95.6	92.9	2.7
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(2.0)	(5.8)	3.8
Prior accident year development	(0.8)	4.4	(5.2)
Underlying combined ratio	92.9	91.5	1.4

GLOBAL SPECIALTY

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Change
Combined ratio	85.0	91.9	(6.9)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(2.8)	(1.8)	(1.0)
Prior accident year development	0.9	0.1	0.8
Underlying combined ratio	83.1	90.3	(7.2)

PERSONAL LINES AUTO

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Change
Combined ratio	101.2	89.2	12.0
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(1.4)	(1.3)	(0.1)
Prior accident year development	0.2	4.2	(4.0)
Underlying combined ratio	100.0	92.1	7.9

PERSONAL LINES HOMEOWNERS

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Change
Combined ratio	103.1	82.0	21.1
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(21.2)	(12.8)	(8.4)
Prior accident year development	0.1	10.0	(9.9)
Underlying combined ratio	82.0	79.2	2.8

Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended June 30, 2022 and 2021, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended June 30, 2022 and 2021, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Jun 30 2022	Jun 30 2021
Net income	$389	$569
Adjustments to reconcile net income to underwriting gain
Net servicing income	—	(7)
Net investment income	(356)	(382)
Net realized losses (gains)	198	(47)
Other expenses	1	6
Income tax expense	101	122
Underwriting gain	333	261
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	67	93
Prior accident year development	(88)	(105)
Underlying underwriting gain	$312	$249

PERSONAL LINES

	Three Months Ended
	Jun 30 2022	Jun 30 2021
Net income	$6	$118
Adjustments to reconcile net income to underwriting gain
Net servicing income	(4)	(5)
Net investment income	(35)	(40)
Net realized losses (gains)	18	(6)
Other expenses	1	—
Income tax expense	1	29
Underwriting gain	(13)	96
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	56	35
Prior accident year development	—	(44)
Underlying underwriting gain	$43	$87

PROPERTY & CASUALTY

	Three Months Ended
	Jun 30 2022	Jun 30 2021
Net income	$375	$704
Adjustments to reconcile net income to underwriting gain (loss)
Net investment income	(407)	(442)
Net realized losses (gains)	225	(56)
Net servicing and other expense	(2)	(6)
Income tax expense	97	155
Underwriting gain (loss)	288	355
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	123	128
Prior accident year development	(58)	(149)
Underlying underwriting gain	$353	$334

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines and Personal Lines represents the loss and loss adjustment expense ratio before catastrophes and prior accident year development. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended June 30, 2022 and 2021, is set forth below.

Commercial Lines

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	55.3	56.6	(1.3)
Current accident year catastrophes	(2.6)	(4.0)	1.4
Prior accident year development	3.4	4.5	(1.1)
Underlying loss and loss adjustment expenses	56.1	57.1	(1.0)

Personal Lines

	Three Months Ended
	Jun 30 2022	Jun 30 2021	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	73.4	59.3	14.1
Current accident year catastrophes	(7.7)	(4.7)	(3.0)
Prior accident year development	—	6.0	(6.0)
Underlying loss and loss adjustment expenses	65.7	60.6	5.1

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
Risks relating to the continued COVID-19 pandemic, including impacts to the Company's insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR;
◦Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The

Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.